EXHIBIT 21

                                  Subsidiaries
                                  ------------


1.  Hartan, Inc., a Texas corporation
2.  Harvest Restaurants, Inc., a Texas corporation
3.  Cluckers Restaurants, Inc., a Texas corporation
4.  Harvest Rotisserie on Tezel, Inc., a Texas corporation
5.  Red Lion Food Court, Inc., a Texas corporation